UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2026

Bionano Genomics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38613	26-1756290
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9540 Towne Centre Drive, Suite 100 San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 888-7600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	BNGO	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of President and Chief Executive Officer

On May 5, 2026 (the “Effective Date”), Bionano Genomics, Inc. (the “Company”) R. Erik Holmlin, Ph.D. was terminated as the Company’s President and Chief Executive Officer, effective immediately. In connection with his termination, Dr. Holmlin resigned from the Company’s Board of Directors (the “Board”) and any committees thereof, effective as of the Effective Date.

Dr. Holmlin is entitled to receive severance benefits in accordance with the terms of his employment agreement, subject to execution of a release and the other conditions in such agreement. It is expected that Dr. Holmlin will enter into a consulting agreement with the Company, pursuant to which he will serve as a consultant to the Company on an as-needed basis to assist with an orderly transition.

Appointment of Interim Chief Executive Officer

As of the Effective Date, the Board appointed Albert A. Luderer, Ph.D., who currently serves as the Company’s Chairman of the Board, as the Company’s Interim Chief Executive Officer. In this role, he will also serve as the Company’s interim principal financial officer. Dr. Luderer will continue to serve as Chairman of the Board but, in connection with his appointment, will no longer serve as a member of the Compensation Committee, the Audit Committee and the Nominating and Corporate Governance Committee of the Board. The Company intends to promptly commence a search to identify a permanent Chief Executive Officer.

Dr. Luderer, age 77, has served on the Board since October 2011 and as Chairman of the Board since June 2024. Since September 2013, Dr. Luderer has served as the Chief Executive Officer and a member of the board of directors of Indi Molecular, Inc., a private synthetic antibody technology company. He has also served as the Executive Chairman of the board of directors of Prostate Management Diagnostics Inc., a non-profit cancer research company, since January 2016, and as the Chairman of the board of directors and a member of the compensation committee of AllerGenis, LLC, a private diagnostic company, from September 2021 through May 2025. Dr. Luderer previously served as the Chief Executive Officer of Integrated Diagnostics, Inc., a private molecular diagnostics company, from March 2010 to June 2018, when it was sold to Biodesix, Inc. Dr. Luderer has over 50 years of experience in executive leadership roles in the areas of technology development, operations and business development. Dr. Luderer received his B.A. in Zoology from Drew University and his M.S. in Immunochemistry and Ph.D. in Immunogenetics from Rutgers University.

Dr. Luderer has no family relationships with any current director, director nominee, or executive officer of the Company, and there are no transactions or proposed transactions, to which the Company is a party or intends to become a party in which Dr. Luderer has, or will have, a material interest subject to disclosure under Item 404(a) of Regulation S-K. Dr. Luderer’s appointment as Interim Chief Executive Officer was not made pursuant to any arrangement or understanding with any other person.

In connection with his appointment, Dr. Luderer and the Company entered into an Offer Letter on May 6, 2026 (the “Offer Letter”), which, among other things, provides for the terms of his at-will employment, which is terminable by either Dr. Luderer or the Company at any time with or without cause, an annual base salary of $600,000, a 2026 annualized incentive bonus opportunity with a maximum of $400,000 (which will be pro rated for time served in the interim CEO role), which may be earned based on achievement of performance metrics approved by the Board’s Compensation Committee, and a housing and travel stipend of $4,000 per month. In addition, Dr. Luderer will generally be entitled to participate in the Company’s broad-based benefit and welfare plans.

The foregoing summary of the Offer Letter does not purport to be complete and is qualified in its entirety by the full text of the Offer Letter, a copy of which will be filed with a future report filed with the Securities and Exchange Commission.

Item 8.01.	Other Events.

Appointment of Lead Independent Director

As of the Effective Date, the Board appointed Christopher J. Twomey to serve as Lead Independent Director of the Board, and to serve as a member of the Compensation Committee of the Board.

On May 6, 2026, the Company issued a press release announcing leadership transition described herein. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is hereby incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated May 6, 2026.
104	Inline XBRL for the cover page of this Current Report on Form 8-K

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bionano Genomics, Inc.

Date: May 6, 2026	By:	/s/ Albert A. Luderer, Ph.D.
Albert A. Luderer, Ph.D.
Interim Chief Executive Officer